UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

_______________________ FORM 8-K

CURRENT REPORT _______________________ PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2004

GNC Corporation
(Exact name of registrant as specified in its charter)

Delaware	333-116040	72-1575170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Sixth Avenue, Pittsburgh, Pennsylvania 15222 (Address of principal executive offices) (Zip Code)

(412) 288-4600 (Registrant's telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Other Events.

On October 29, 2004, Peter P. Copses resigned his position as Chairman of our Board of Directors, and the Board of Directors appointed Robert J. DiNicola to replace Mr. Copses as Chairman of the Board. Mr. Copses will remain a member of our Board of Directors. The terms of Mr. DiNicola’s employment have not yet been determined and will be disclosed by amendment when available.

Mr. DiNicola (age: 57) has been a member of our Board of Directors since December 5, 2003. He is a 32-year veteran of the retail industry. Mr. DiNicola is the former Chairman of the Board of Directors of Zale Corporation. Mr. DiNicola joined Zale Corporation as its Chairman and Chief Executive Officer in April 1994. In July 1999, Mr. DiNicola resigned from his position as Chief Executive Officer of Zale Corporation and retired as an officer of the company the following year but remained a member of the board. He rejoined Zale Corporation in February 2001 as Chairman and Chief Executive Officer. Mr. DiNicola relinquished his position as Chief Executive Officer of Zale Corporation in August 2002 but remained Chairman of the Board until March 2004. Prior to joining Zale Corporation, Mr. DiNicola served as the Chairman and Chief Executive Officer of the Bon Marche, a division of Federated Department Stores, located in Seattle, Washington. Beginning his retail career in 1972, Mr. DiNicola is a veteran of Macy's, May Company, and Federated Department Stores. He has held numerous executive positions in buying, merchandising, and store operations across the country.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2004

GNC CORPORATION

By:	/s/ James M. Sander

Name:	James M. Sander
Title:	Senior Vice President, Chief Legal Officer and Secretary